News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, July 26, 2012 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and nine months ended June 30, 2012.

The Company reported net income of $173,000 for the three months ended June 30, 2012, compared to net income of $19,000 for the three months ended June 30, 2011. Net income for the nine months ended June 30, 2012 was $214,000 compared to a net loss of $211,000 for the nine months ended June 30, 2011.

The Company made $0.03 per share for the three months ended June 30, 2012 compared to $0.003 for the three months ended June 30, 2011. Earnings per share were $0.04 for the nine months ended June 30, 2012 compared to a loss of $0.04 per share for the nine months ended June 30, 2011.

“Our third quarter results reflect the continued progress Magyar has made this fiscal year in improving the Company’s earnings while also reducing our level of non-performing loans”, stated John Fitzgerald, President and Chief Executive Officer.  “Our non-performing loans have decreased 11% fiscal year-to-date and despite a very difficult rate environment, our net interest margin increased 3 basis points for the nine month period compared to 2011. In addition, the Company sold one property from its other real estate owned portfolio during the third quarter, and has contracts for $3.7 million of additional properties that we expect to close in the second half of the calendar year.”

Results from Operations for the Three Months Ended June 30, 2012

Net income increased $154,000 during the three-month period ended June 30, 2012 compared with the three-month period ended June 30, 2011 due to higher non-interest income and lower non-interest expenses between the two periods. Non-interest income increased $146,000, or 46.1%, to $463,000 due to increased gains from the sales of assets. In addition, non-interest expenses decreased $28,000, or 0.8%, to $3.6 million due to lower FDIC deposit insurance premiums and compensation expenses, partially offset by higher other real estate owned (“OREO”) expenses.

Net interest and dividend income declined $69,000 to $3.7 million due to contraction in earning assets of the balance sheet. The net interest margin decreased by 2 basis points to 3.19% for the quarter ended June 30, 2012 compared to 3.21% for the quarter ended June 30, 2011. The yield on interest-earning assets fell 31 basis points to 4.43% for the three months ended June 30, 2012 from 4.74% for the three months ended June 30, 2011 primarily due to the lower interest rate environment. The cost of interest-bearing liabilities fell 27 basis points to 1.38% for the three months ended June 30, 2012 from 1.65% for the three months ended June 30, 2011. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

Interest and dividend income decreased $437,000, or 7.8%, to $5.2 million for the three months ended June 30, 2012 from $5.6 million for the three months ended June 30, 2011. The decrease was attributable to a $6.1 million, or 1.3%, decrease in the average balance of interest-earning assets and a 31 basis point decrease in the yield on such assets to 4.43% for the quarter ended June 30, 2012 compared with the prior year period. Interest expense decreased $368,000, or 20.3%, to $1.4 million for the three months ended June 30, 2012 from $1.8 million for the three months ended June 30, 2011. The average balance of interest-bearing liabilities decreased $18.9 million, or 4.3%, between the two periods, while the cost on such liabilities fell 27 basis points to 1.38% for the quarter ended June 30, 2012 compared with the prior year period.

The provision for loan losses was $340,000 for the three months ended June 30, 2012 compared to $402,000 for the three months ended June 30, 2011. The provision for loan losses decreased during the current period compared with the prior year period due to lower levels of non-performing loans and lower balances of performing construction loans, which require higher provisions. Net charge-offs were $547,000 for the three months ended June 30, 2012 compared to $363,000 for the three months ended June 30, 2011.

The loan charge-offs during the three months ended June 30, 2012 resulted from write-downs of six impaired loans. Three non-performing construction loans were written down by $191,000 and two non-performing residential mortgage loans were written down by $104,000 based on updated appraisals of the real estate collateralizing the loans. In addition, the Bank incurred a $252,000 write down on a $3.5 million non-performing construction loan that was transferred to OREO following foreclosure of the real estate collateral securing the loan.

Non-interest income increased $146,000, or 46.1%, to $463,000 during the three months ended June 30, 2012 compared to $317,000 for the three months ended June 30, 2011. The increase was attributable to higher gains on the sales of assets. The Company recorded gains totaling $138,000 from the sale of investment securities during the three months ended June 30, 2012, which increased $99,000 from the prior year period. In addition, losses from the sale of OREO decreased $97,000 to $34,000 for the three months ended June 30, 2012 from $131,000 for the three months ended June 30, 2011.

During the three months ended June 30, 2012, non-interest expenses decreased $28,000 to $3.6 million primarily due to lower Federal Deposit Insurance Corporation deposit insurance premiums paid, which decreased $70,000, or 28.2%. Compensation and benefit expenses decreased $79,000, or 4.2%, due to lower stock-based compensation and employee medical benefit expense. Partially offsetting the decreases were higher other real estate owned expenses, which increased $60,000, or 69.0%, occupancy expenses, which increased $20,000, or 3.0%, and other expenses, which increased $31,000, or 7.9%.

The Company recorded tax expense of $69,000 for the three months ended June 30, 2012, compared to tax expense of $56,000 for the three months ended June 30, 2011.

Results from Operations for the Nine Months Ended June 30, 2012

Net income increased $425,000 to $214,000 during the nine-month period ended June 30, 2012 compared a net loss of $211,000 for the nine-month period ended June 30, 2011 due to higher non-interest income, lower non-interest expenses and lower provisions for loan loss. Net interest and dividend income was $50,000 lower at $11.1 million.

The net interest margin increased by 3 basis points to 3.15% for the nine months ended June 30, 2012 compared to 3.12% for the nine months ended June 30, 2011. The yield on interest-earning assets fell 26 basis points to 4.45% for the nine months ended June 30, 2012 from 4.71% for the nine months ended June 30, 2011 primarily due to the lower rate environment. The cost of interest-bearing liabilities fell 29 basis points to 1.44% for the nine months ended June 30, 2012 from 1.73% for the nine months ended June 30, 2011. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

The Company’s net interest and dividend income decreased $50,000, or 0.3%, to $11.1 million during the nine month periods ended June 30, 2012 from $11.2 million for the nine months ended June 30, 2011.

Interest and dividend income decreased $1.2 million, or 7.2%, to $15.7 million for the nine months ended June 30, 2012 from $16.9 million for the nine months ended June 30, 2011. The average balance of interest-earning assets decreased $9.2 million, or 1.9%, while the yield on assets decreased 26 basis points to 4.45% for the nine months ended June 30, 2012 compared with the prior year period. Interest expense decreased $1.2 million, or 20.3%, to $4.5 million for the nine months ended June 30, 2012 from $5.7 million for the nine months ended June 30, 2011. The average balance of interest-bearing liabilities decreased $20.2 million, or 4.6%, between the two periods while the cost on such liabilities fell 29 basis points to 1.44% for the nine months ended June 30, 2012 compared with the prior year period.

The provision for loan losses was $1.0 million for the nine months ended June 30, 2012 compared to $1.2 million for the nine months ended June 30, 2011. Net charge-offs were $1.0 million for the nine months ended June 30, 2012 compared to $2.2 million for the nine months ended June 30, 2011.

The loan charge-offs during the nine months ended June 30, 2012 resulted primarily from additional write-downs of loans previously deemed impaired. Nine non-performing construction loans totaling $12.2 million were written down by $769,000 for the nine months based on updated appraisals of the real estate securing the loans, reflecting continued depreciation from one year earlier. Of these nine loans, one loan carried for $3.3 million at September 30, 2011 was paid off and three totaling $4.1 million at September 30, 2011 were transferred to other real estate owned. In addition, the Company wrote down a $657,000 commercial real estate loan by $70,000 and four residential mortgage loans totaling $991,000 by $205,000 during the nine months ended June 30, 2012.

Non-interest income increased $160,000, or 12.2%, to $1.5 million for the nine months ended June 30, 2012 compared to $1.3 million for the nine months ended June 30, 2011. The increase was attributable to higher net gains on the sales of assets, offset by lower service charges. Gains on the sale of available-for-sale investment securities increased $212,000 to $286,000 for the nine months ended June 30, 2012 from $74,000 for the nine months ended June 30, 2011. The Company recorded a loss of $153,000 for other real estate owned for the nine months ended June 30, 2012, which decreased $270,000 from a loss of $423,000 for the nine months ended June 30, 2011. Partially offsetting the higher net gains were lower gains from the sales of loans, which decreased $234,000 to $260,000 for the nine months ended June 30, 2012 compared with $494,000 for the nine months ended June 30, 2011. Service charges decreased $76,000 due to lower loan prepayment penalties received during the nine months ended June 30, 2012 compared with the prior year period.

Non-interest expenses decreased $296,000 to $11.3 million during the nine months ended June 30, 2012 from $11.6 million for the nine months ended June 30, 2011 primarily due to lower Federal Deposit Insurance Corporation deposit insurance premiums paid, which decreased $419,000, or 43.9%. Compensation and benefit expenses decreased $209,000, or 3.7%, due to lower stock-based compensation and employee medical benefit expense. Partially offsetting the decreases were higher other real estate owned expenses, which increased $223,000, or 69.0%, and occupancy expenses, which increased $100,000, or 4.9%. The increase in occupancy expenses was due to the opening of the Bank’s Edison branch office in July 2011.

The Company recorded tax expense of $34,000 for the nine months ended June 30, 2012, compared to a tax benefit of $152,000 for the nine months ended June 30, 2011.

Balance Sheet Comparison

Total assets increased $3.8 million to $527.8 million during the nine months ended June 30, 2012 from $524.0 million at September 30, 2011. The increase was attributable to higher cash balances, partially offset by lower balances of investment securities and loans receivable.

Cash and interest bearing deposits with banks increased $11.8 million, or 78.4%, to $26.8 million at June 30, 2012 from $15.0 million at September 30, 2011. Deposit inflows as well as sales and amortization of investment securities and loan receivables accounted for the increase.

Total loans receivable decreased $3.6 million during the nine months ended June 30, 2012 to $377.6 million and were comprised of $163.3 million (42.8%) one-to-four family residential mortgage loans, $140.1 million (36.7%) commercial real estate loans, $27.5 million (7.2%) commercial business loans, $17.3 million (4.5%) construction loans, $21.8 million (5.7%) home equity lines of credit and $11.6 million (3.1%) other loans. Contraction of the portfolio during the nine months ended June 30, 2012 occurred primarily in construction loans, which decreased $16.9 million, followed by a decrease of $8.7 million in commercial business loans. Commercial real estate loans increased $19.1 million and residential mortgage loans increased $4.1 million.

Total non-performing loans decreased by $3.2 million to $25.0 million at June 30, 2012 from $28.2 million at September 30, 2011. The ratio of non-performing loans to total loans decreased to 6.5% at June 30, 2012 from 7.3% at September 30, 2011.

Included in the non-performing loan totals were seven construction loans totaling $5.3 million, ten commercial real estate loans totaling $8.0 million, three commercial business loan totaling $224,000, twenty-four residential mortgage loans totaling $10.6 million, and six home equity lines of credit totaling $805,000.

During the nine months ended June 30, 2012, the allowance for loan losses decreased $11,000 to $3.8 million. The decrease in the allowance for loan loss was primarily the result of lower provisions for construction loans, offset by higher specific reserves, which increased to $775,000 at June 30, 2012 from $316,000 at September 30, 2011. Performing construction loan balances decreased $6.7 million, or 35.9%, to $12.0 million. The allowance for loan loss to non-performing loans increased to 15.2% at June 30, 2012 compared with 13.5% at September 30, 2011. The Company’s allowance for loan losses as a percentage of total loans was 1.0% at both June 30, 2012 and September 30, 2011. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible continuation of the current adverse economic environment.

Investment securities decreased $6.0 million to $64.3 million at June 30, 2012 from $70.3 million at September 30, 2011. The Company purchased $27.4 million of U.S. Government-sponsored enterprise obligations, received repayments totaling $19.2 million and sold securities totaling $13.9 million during the nine months ended June 30, 2012.

Other real estate owned decreased $225,000 to $16.4 million at June 30, 2012 from $16.6 million at September 30, 2011. During the nine months ended June 30, 2012, the Bank sold four properties totaling $3.6 million for a loss of $76,000 and added six properties totaling $4.6 million resulting from foreclosure of collateral securing non-performing loans. In addition, one property in the amount of $1.6 million was transferred to premises for future use by the Bank. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market improves, selling the properties to a developer and completing partially completed homes for either rental or sale.

During the quarter ended June 30, 2012, the Company sold one property from its other real estate owned portfolio totaling $242,000 for a loss of $34,000. In addition, the Company has entered into contracts to sell $3.7 million of the properties held as other real estate owned. No additional losses are expected.

Total deposits increased $1.7 million, or 0.4%, to $426.7 million during the nine months ended June 30, 2012. The increase in deposits occurred in interest-bearing checking accounts, which increased $12.7 million, or 41.2%, to $43.7 million, money market accounts, which increased $2.4 million, or 2.3%, to $109.1 million and non-interest checking accounts, which increased $1.5 million, or 2.9%, to $52.7 million. Offsetting the increase were decreases in certificates of deposit (including individual retirement accounts), which decreased $11.7 million, or 6.7%, to $163.8 million and savings accounts, which decreased $3.1 million, or 5.2% to $57.4 million. The Company’s ability to replace higher-rate certificates of deposit with checking account balances assisted in the increase of its net interest margin.

Included with the total deposits at June 30, 2012 were $7.5 million in brokered certificates of deposit. At September 30, 2011 the brokered certificates of deposit were $10.0 million.

During the nine months ended June 30, 2012, the Company repurchased 13,370 shares at an average price of $3.23. Through June 30, 2012, the Company had repurchased 80,340 shares at an average price of $8.37 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,808,004.

The Company’s book value per share increased to $7.71 at June 30, 2012 from $7.67 at September 30, 2011. The increase was due to the Company’s results of operations for the nine months ended June 30, 2012.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates six branch locations in Edison, New Brunswick, North Brunswick, South Brunswick, Branchburg, and Bridgewater. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)
Income Statement Data:
Interest and dividend income	$5,180	$5,617	$15,684	$16,894
Interest expense	1,444	1,812	4,553	5,713
Net interest and dividend income	3,736	3,805	11,131	11,181
Provision for loan losses	340	402	1,033	1,238
Net interest and dividend income after
provision for loan losses	3,396	3,403	10,098	9,943
Non-interest income	463	317	1,471	1,311
Non-interest expense	3,617	3,645	11,321	11,617
Income (loss) before income tax benefit	242	75	248	(363)
Income tax expense (benefit)	69	56	34	(152)
Net income (loss)	$173	$19	$214	$(211)

Per Share Data:
Basic earnings (loss) per share	$0.03	$0.003	$0.04	$(0.04)
Diluted earnings (loss) per share	$0.03	$0.003	$0.04	$(0.04)
Book value per share, at period end	$7.71	$7.66	$7.71	$7.66

Selected Ratios (annualized):
Return on average assets	0.13%	0.01%	0.05%	-0.05%
Return on average equity	1.55%	0.17%	0.64%	-0.64%
Net interest margin	3.19%	3.21%	3.15%	3.12%

	June 30,	September 30,
	2012	2011
Balance Sheet Data:
Assets	$527,819	$524,037
Loans receivable	381,423	385,066
Allowance for loan losses	3,801	3,812
Investment securities - available for sale, at fair value	17,502	25,312
Investment securities - held to maturity, at cost	46,785	45,000
Deposits	426,681	424,943
Borrowings	50,687	49,916
Shareholders' Equity	44,783	44,509

Asset Quality Data:
Non-performing loans	$24,955	$28,160
Other real estate owned	16,370	16,595
Total non-performing assets	41,325	44,755
Allowance for loan losses to non-performing loans	15.23%	13.54%
Allowance for loan losses to total loans receivable	1.00%	0.99%
Non-performing loans to total loans receivable	6.54%	7.31%
Non-performing assets to total assets	7.83%	8.54%
Non-performing assets to total equity	92.28%	100.55%